Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, $0.001 par value, of ZAGG Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: October 22, 2019

AREX CAPITAL MASTER FUND, LP

By: AREX Capital GP, LLC

its general partner

AREX CAPITAL GP, LLC

AREX CAPITAL MANAGEMENT, LP

By: AREX Capital Management GP, LLC

its general partner

AREX CAPITAL MANAGEMENT GP, LLC

/s/ Jason Abrams
Jason Abrams As attorney-in-fact for Andrew Rechtschaffen